EXHIBIT A

Cover Letter to the Offer to Purchase and Letter of Transmittal

IF YOU DO NOT WANT TO SELL YOUR LIMITED LIABILITY COMPANY INTERESTS
AT THIS TIME, PLEASE DISREGARD THIS NOTICE.
 THIS IS SOLELY A NOTIFICATION OF THE FUND'S TENDER OFFER.

March 30, 2017

Dear Susa Registered Fund, L.L.C. Member:

We are writing to inform you of important dates relating to a tender offer by Susa Registered Fund, L.L.C. (the "Fund"). If you are not interested in selling your limited liability company interests in the Fund ("Interest" or "Interests" as the context requires) at this time, please disregard this notice and take no action.

The tender offer period will begin on Thursday, March 30, 2017 and end at 12:00 midnight, Eastern Time, Wednesday, April 26, 2017. The purpose of the tender offer is to provide liquidity to members that hold Interests. Interests may be presented to the Fund for purchase only by tendering them during one of the Fund's announced tender offers.

Should you wish to tender your Interest or a portion of your Interest for purchase by the Fund during this tender offer period, please complete and return the enclosed Letter of Transmittal in the enclosed postage-paid envelope or by fax so that it arrives no later than 12:00 midnight, Eastern Time, on Wednesday, April 26, 2017. If you send in your tender document by fax, you must call the Fund's Administrator, BNY Mellon Alternative Investment Services ("BNYM") at (866) 270-1948 prior to April 26, 2017 to confirm receipt. Please review Section 3 (Amount of Tender) in the enclosed Offer to Purchase to determine if you are eligible to tender a portion of your investment. If you do not wish to tender your Interests, simply disregard this notice. NO ACTION IS REQUIRED IF YOU DO NOT WISH TO SELL ANY PORTION OF YOUR INTEREST AT THIS TIME.

All tenders of Interests must be received by BNYM, either by mail or by fax in good order by 12:00 midnight, Eastern Time, Wednesday, April 26, 2017.

If you have any questions, please refer to the attached Offer to Purchase document, which contains additional important information about the tender offer, or call your Financial Advisor or Investor Services at our Administrator, BNYM, at (866) 270-1948.

Sincerely,

Susa Registered Fund, L.L.C.

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